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[INTEGRATED INFORMATION SYSTEMS LETTERHEAD]


FOR IMMEDIATE RELEASE


                 NASDAQ GRANTS IIS REASONABLE PERIOD OF TIME TO
                         ACHIEVE AND SUSTAIN COMPLIANCE
                   IIS ANNOUNCES CHANGE TO ITS TRADING SYMBOL


Tempe, AZ (October 24, 2002) - Integrated Information Systems, Inc. ("IIS") (Nasdaq SmallCap: IISX), a leading provider of secure integrated information solutions, announced today that its common stock will continue to be listed on The Nasdaq SmallCap market pursuant to an exception granted by a Nasdaq Qualifications Panel to give IIS time to continue to implement its plan to regain compliance with requirements for continued listing. As part of this plan, on October 16, 2002, IIS announced that it had finalized and funded a comprehensive financial restructuring. In addition, pursuant to its plan, IIS continues to aggressively develop internal business initiatives, improve operating efficiencies and pursue consolidative acquisitions of like-minded peer consultancies. Pursuant to IIS' conditional listing status, effective with the open of business on October 25, 2002, the common stock trading symbol will be changed from IISX to IISXC.

The plan IIS presented included a request for additional time to consider a reverse stock split and hold a special meeting of shareholders for approval. The exception granted by the Nasdaq Qualifications Panel requires IIS to file a proxy statement, on or before November 14, 2002, evidencing its intent to seek approval of a reverse stock split. IIS is also required by the exception to attain a closing bid price of at least $1.00 per share on or before December 31, 2002 and maintain a closing bid price of at least $1.00 per share for a minimum of 10 consecutive trading dates immediately thereafter. In addition, on or before November 14, 2002, IIS is required to file its Form 10-Q for the period ended September 30, 2002 evidencing shareholders' equity of $2.5 million or more, including pro forma adjustments for any significant events or transactions occurring on or before the filing date. On or before December 17, 2002, IIS is required to demonstrate a market value of publicly held shares of $1.0 million or more. Immediately thereafter, IIS is required to evidence a market value of publicly held shares of $1.0 million or more for a minimum of ten consecutive trading days, and on or before March 31, 2003, IIS is required to file its Form 10-K for the fiscal year ending December 31, 2002 with the SEC and Nasdaq evidencing shareholders' equity of $2.5 million or more. There can be no assurance that IIS will meet all of the Panel's requirements. If at some future date the Company's securities should cease to be listed on The Nasdaq SmallCap Market, its securities may be listed in the OTC Bulletin Board. However, IIS believes that if its shareholders are presented with and approve a reverse stock split and grant the Board of Directors authority to determine the ratio of the split, IIS can meet the Panel's requirements.

IIS' continued listing is a result of the Panel's response to a September 26, 2002 oral hearing in which IIS outlined its plan for meeting the requirements for continued listing. In the Panel's written notice to IIS, the Panel stated:
"The Panel was of the opinion that the Company presented a definitive plan that will enable it to evidence compliance with the requirements for continued listing on The Nasdaq SmallCap Market within a reasonable period of time and to sustain compliance with those requirements over the long term."

                                    - more -


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ABOUT IIS

Integrated Information Systems(TM) is a leading provider of secure integrated information solutions. IIS specializes in securely optimizing, enhancing and extending information applications and networks to serve employees, partners, customers and suppliers. Founded in 1988, IIS employs more than 200 professionals, with offices in Boston; Denver; Madison; Milwaukee; Phoenix; Portland, Oregon and Bangalore, India. Integrated Information Systems' common stock is traded on The Nasdaq SmallCap Market under IISX.

For more information on Integrated Information Systems, please visit our web site: WWW.iiS.COM.
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CAUTIONARY STATEMENT

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expect," "may," "anticipate," "intend," "would," "will," "plan," "believe," "estimate," "should," and similar expressions identify forward-looking statements. Forward-looking statements in this press release include statements concerning the Company's ability to regain compliance with the continued listing requirements of The Nasdaq SmallCap Market. These forward-looking statements involve a number of risks and uncertainties which could cause actual events to differ materially from those indicated by such forward-looking statements and cause the Company's stock price to decline and to be delisted from The Nasdaq SmallCap Market, in which case the Company's securities may become listed on the OTC Bulletin Board. Such factors include, without limitation, the expected impact of, and the ability of the Company to execute, its overall business plan, to obtain approval for a reverse split of the Company's common stock, to comply with the listing requirements of The Nasdaq SmallCap Market other than share price, potential unfavorable outcomes in litigation, and unanticipated expenses and liabilities from recent and future transactions. Other factors identified in documents filed by IIS with the Securities and Exchange Commission and in other public statements, including those set forth under the caption "Factors That May Affect Future Results and Our Stock Price" in the Company's Form 10-K for the year ended 12/31/01 and its Form 10-Q for the period ended 6/30/02, as well as future economic and other conditions both generally and in our specific geographic and vertical services markets, could negatively impact its results of operations and financial condition and cause actual results to vary from those expressed by the forward-looking statements in this press release.


CONTACTS:

William A. Mahan
Chief Financial Officer
INTEGRATED INFORMATION SYSTEMS, INC.
480.317.8200
billm@iis.com
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